Exhibit 99.1

Petrohawk Energy Corporation Announces Third Quarter 2010

Operational Update and Financial Results

HOUSTON—November 2, 2010—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced its third quarter 2010 financial and operational results and provided a preview of 2011 capital spending plans and production guidance.

Third Quarter 2010 Highlights

•

Petrohawk reported average third quarter production of 685 million cubic feet equivalent per day (Mmcfe/d), a 10% increase over second quarter 2010 production, a 34% year over year increase, and above the Company’s stated third quarter guidance range of 650-660 Mmcfe/d.

Total production for the quarter was 60.1 billion cubic feet (Bcf) of natural gas, 290 thousand barrels (MBbls) of oil, and 186 MBbls of natural gas liquids, or 63.0 billion cubic feet of natural gas equivalent (Bcfe) of which 95% was natural gas. Petrohawk’s production was 3% crude oil and 2% natural gas liquids.

•	High production rates and price realizations produced revenues of $409 million during the third quarter, a 16% increase over second quarter 2010 and a 72% increase over third quarter 2009.

Petrohawk’s average realized natural gas price for the quarter was $5.19 per Mcf, which included a realized gain from natural gas derivatives of $0.99 per Mcf. The Company’s average realized price for natural gas, before the impact of realized derivative gains, was $4.20 per Mcf, a 34% increase in the realized natural gas price compared to the third quarter of 2009 and 96% of the average NYMEX price for the quarter of $4.38 per Mcf. Petrohawk’s average realized oil price for the quarter was $75.15 per Bbl, which included a $2.19 per Bbl of realized gain from oil derivatives. Before the impact of realized derivative gains, the average realized price for oil was $72.96 per Bbl, or 96% of the average NYMEX price for the quarter of $76.20 per Bbl and a 13% increase compared to the third quarter of 2009. Natural gas liquids were sold at an average of 46% of the per barrel NYMEX price of oil.

Cash flow from operations before changes in working capital (a non-GAAP financial measure; see Condensed Consolidated Statements of Cash Flows for a reconciliation to net cash provided by operating activities) was $188 million, or $0.62 per fully diluted common share, compared to $163 million, or $0.54 per fully diluted common share, reported for second quarter 2010 and $152 million, or $0.52 per fully diluted common share one year ago. The Company benefited from a strong and high volume of particularly natural gas hedges in effect during the quarter. Realized hedged receipts of $60.3 million were reported for the third quarter. Cash flow was negatively affected by $39 million in cash payments, reported as non-recurring interest expense, related to the early tender of long term debt that was refinanced at a lower interest rate during the quarter. After adjusting for selected items, primarily related to the non-cash impact of derivatives and the non-recurring interest expense, net income for the quarter was $39.9 million, or $0.13 per fully diluted common share, versus $31.2 million, or $0.11 per fully diluted common share one year ago (see Selected Item Review and Reconciliation table for additional information). Before excluding selected items, net income of $99 million was reported for the quarter, or $0.33 per fully diluted common share.

•

During the third quarter, Petrohawk achieved improvements in recurring expenses, enhanced the Company’s liquidity through divestments, refinanced its long-term debt maturing in 2013, and most recently increased the capacity of its revolving credit facility.

Lease operating costs were a reported at a record low of $0.25 per million cubic feet of natural gas equivalent (Mcfe), or $15.8 million, primarily driven by increased low-cost production from the Haynesville Shale. Taxes other than income were reported as a credit of $3 million, affected by the timing of certain severance tax refunds. Interest expense included certain non-recurring payments related to a major debt refinancing which closed during the quarter; approximately $775 million in senior notes due in 2013 with an interest rate of 9-1/8% were refinanced through the issuance of new senior notes issued at par with an interest rate of 7-1/4% and a maturity of 2018.

As of November 1, 2010, the borrowing base under the Company’s revolving credit facility has been increased to $1.75 billion for oil and natural gas assets, a 75% increase over its previous borrowing base. At the end of the third quarter, Petrohawk’s outstanding balance on its revolving credit facility was $129 million.

In addition, the Company has begun the marketing process for the potential sale of its natural gas and midstream assets in the Fayetteville Shale. Bank of America Merrill Lynch is acting as advisor on the sale process. During the third quarter, net production from the Fayetteville Shale averaged 95 Mmcfe/d.

•

Petrohawk’s 2010 capital spending is largely driven by the Company’s desire to conclude the leasehold capture phase in the Haynesville Shale. More than adequate liquidity has been achieved through cash flow, non-core asset sales and significant proved reserve bookings leading to substantially higher bank revolver capacity. Petrohawk is preparing for significant drilling flexibility by mid-2011 and beyond.

The Company is adjusting its 2010 capital budget to $2.55 billion, from the prior amount of $2.13 billion. This increase is largely driven by service cost inflation, specifically pressure pumping services both in the Haynesville Shale and the Eagle Ford Shale, and a much larger amount of non-operated drilling than was estimated in early 2010. Petrohawk estimates that 2010 and 2011 capital spending will be amply covered by a combination of cash flow, prior non-core asset sales and capacity under its $1.75 billion revolving credit facility. Additional non-core asset sales may add to this already substantial liquidity.

Full year 2010 production guidance is increased to between 665 and 675 Mmcfe/d, indicating 58% organic growth over 2009, with divestitures taken into account. Fourth quarter 2010 production guidance is increased to between 740 and 760 Mmcfe/d, indicating 9% quarter over quarter and 33% year over year growth, not accounting for approximately 15 Mmcfe/d which was sold at the end of third quarter. Management expects 2010 proved reserve percentage growth to be in line with expected full year production growth rates.

In keeping with the Company’s strategy of less emphasis on dry gas development and more emphasis on condensate-rich property development, capital spending for 2011 is estimated at $2.3 billion, of which $1.9 billion will be allocated for drilling and completions, $200 million will be allocated for midstream businesses and $200 million will be allocated for potential acquisitions. Of the $1.9 billion budget for drilling and completions, approximately $900 million is planned for the Haynesville Shale, approximately $900 million is budgeted for the Eagle Ford Shale, and approximately $100 million is budgeted for the Fayetteville Shale. Petrohawk’s 2011 spending plans contemplate an increase in drilling activity in the Eagle Ford Shale throughout the year and a significant decrease in the Haynesville Shale operated rig count in the second half of the year, down to approximately seven rigs. Production growth for 2011 is estimated to be 30% to 40% year over year before potential divestitures.

•	Petrohawk has successfully developed a new well design to help mitigate service cost inflation in the Haynesville Shale.

During the third quarter, Petrohawk completed its first well in the Haynesville Shale incorporating a revised well design which requires significantly less surface treating pressure during the completion phase than a traditional well. The Mendenhall 10H #1 was completed in early October with a frac cost that was approximately $1 million less than a traditionally drilled well. No problems were encountered during the drilling, completion and production phases of the well, which was put on production at a restricted initial production rate of 8.4 Mmcfe/d. Petrohawk expects to have between 15-20 wells utilizing the new well design drilled, and a portion of those completed, by the end of 2010.

•

Petrohawk expects continued high growth rates with a progressively higher proportion of revenue from condensate and natural gas liquids, and has outlined a 2011 capital program that takes advantage of the large condensate and high-BTU gas opportunity in the Eagle Ford Shale.

The Company’s 2011 capital budget includes running an average of 15 operated rigs in the Eagle Ford Shale, approximately twice the number of rigs operated in 2010. Petrohawk estimates that there are approximately 1,900 net risked condensate-rich locations in both its Hawkville Field and Black Hawk that comprise over 50% of the Company’s total acreage position in the Eagle Ford Shale.

“With core positions in both the Haynesville Shale and Eagle Ford Shale, we are weighing current capital expenditures against available liquidity and keeping our focus on strategies geared toward creating long-term value. We believe that our positions in these important plays would be impossible to replicate,” said Floyd C. Wilson, Petrohawk’s Chairman and Chief Executive Officer. “We project that Petrohawk will be the first large operator in the Haynesville Shale to meet its leasehold capture goals in mid-2011, and the first to have significant and meaningful flexibility to rebalance the program at that time. Despite weak gas prices, our lease-capture drilling activity in the Haynesville Shale is generating significant value by adding low cost proved reserves and setting the stage for decades of low risk development activity. Currently our Eagle Ford Shale production is less than a sixth of the amount we produce in the Haynesville Shale. It is important that we take the necessary steps today to accelerate the condensate-rich opportunities in the Eagle Ford Shale. As we decelerate our activity in the Haynesville Shale in mid 2011, the Eagle Ford is poised to live up to its full potential within our portfolio.”

Operational Highlights

Petrohawk’s average production of 685 Mmcfe/d during the quarter included 434 Mmcfe/d in the Haynesville Shale and 67 Mmcfe/d from the Eagle Ford Shale. An additional 95 Mmcfe/d was produced from the Fayetteville Shale, and 89 Mmcfe/d was produced from other areas, including 15 Mmcfe/d from miscellaneous Mid-Continent properties which were divested at the end of the quarter.

During the third quarter, Petrohawk drilled 281 gross wells, of which 50 were operated, with a 100% success rate. Of these, 102 were in the Haynesville Shale, 21 in the Eagle Ford Shale, and 149 Fayetteville Shale (primarily non-operated).

Q3 2010 Operational Statistics

	Haynesville Shale	Eagle Ford Shale		Fayetteville Shale
		Hawkville Field	Blackhawk Field
Operated Wells Drilled	29	11	8	2
Non-operated Wells Drilled	73	2	0	147
Total Wells Drilled	102	13	8	149
Avg. Operated Rigs Running	14	3	5	1
Avg. Lateral Length	4700'	5500'	5500'	3000'
Avg. Forecast 2010 Operated Well Cost (Drill & Complete) ($MM)	$10.5	$7.1	$7.7	N/A
Avg. Forecast 2011 Operated Well Cost (Drill & Complete) ($MM)	$9.8	$7.5	$7.7	N/A

Haynesville Shale

Petrohawk began the third quarter with 16 operated rigs running in the play, and is currently running 12 operated rigs, a level it expects to maintain through the end of 2010. Twenty nine operated wells and 73 non-operated wells were drilled during third quarter.

Drilling costs continue to trend down due to increased drilling efficiencies; however, completion costs are trending higher due to inflation in pressure pumping services. The third quarter saw a significant decrease in spud-to spud days, down from 52 days in second quarter to 47 days in third quarter. As further example of this trend, there were 6 wells drilled in less than 40 days, with one of those wells drilled in 30 days spud to spud. A direct result of the increased drilling efficiency is the number of wells drilled. The Company drilled 29 operated wells during the quarter, its highest number of wells ever drilled in one quarter. While this is excellent progress for the long term development of the field and Petrohawk’s lease capture program, it has put additional pressure on the 2010 budget.

Petrohawk completed its first well in the Lower Bossier Shale, the Whitney Corp. 19H #1, during the third quarter. The well had an initial production rate on a restricted rate of 7.6 Mmcf/d on a 14/64" choke with 8,300 lbs. of flowing casing pressure. The well is comparable in quality to Haynesville wells that have been produced using restricted rate production practices. Petrohawk will drill a limited number of Lower Bossier Shale wells until the Haynesville Shale lease capture effort is complete, with plans to drill approximately 25% of all wells in the field in the Lower Bossier Shale beginning in 2013.

As mentioned above, Petrohawk’s first well incorporating a modified well design, engineered to require lower pressure pumping equipment and decrease overall completion costs, was completed during third quarter. The Mendenhall 10H #1 was successfully completed at a rate of 8.4 Mmcfe/d on a 14/64" choke with 8,320 lbs. flowing casing pressure, with treating pressures that were in line with pre-frac expectations. The Company plans to continue to incorporate and refine this well design with between 15 and 20 similar wells scheduled to be drilled through the remainder of 2010. This reduction in overall hydraulic horsepower requirements needed to fracture stimulate wells drilled using this wellbore design, along with an increase in the number of pressure pumping companies capable of pumping these fracs, could be effective in lowering pressure pumping costs in 2011.

Eagle Ford Shale

Petrohawk operated three rigs in Hawkville Field and five rigs in Black Hawk during the third quarter during which 19 operated wells and 2 non-operated wells were drilled. The total number of Company operated wells drilled in the Eagle Ford Shale to date is 75, with 52 located in Hawkville Field, 21 located in Black Hawk and two located in Red Hawk.

In much the same manner as development in the Haynesville Shale, reservoir optimization methods, related to completion and production practices, are being utilized in the Eagle Ford Shale, and completion results from both Hawkville Field and Black Hawk significantly improved during the quarter. In Hawkville Field, the ten most recent wells completed have averaged 6.2 Mmcf/d and 240 Bc/d (7.6 Mmcfe/d using a 6:1 ratio and 9.0 Mmcfe/d using a 12:1 ratio) on an average choke size of 19/64", a notable reduction in choke size over previous wells. Additionally, initial decline rates appear to be more gradual, not only as a result of restricting production, but also higher performance results from of the recent implementation of hybrid completion technology.

Improved well performance has also been experienced in Black Hawk, where the Company has been producing with slightly larger chokes (15/64") and completing wells with increased proppant volumes and decreased the perforation spacing during completion operations. The average IP rate for the three most recent wells was 3.6 Mcf/d and 1,485 barrels of condensate per day (Bc/d) (13.2 Mmcfe/d using a 6:1 ratio and 22.1 Mmcfe/d using a 12:1 ratio).

Recent results in both of these areas of the Eagle Ford Shale underscore the more precise mapping of a developing core of the Eagle Ford trend. Of over 280,000 net acres controlled by Petrohawk in Hawkville Field and Black Hawk, approximately 60% is in the portion of the gas condensate window that contains approximately 1200 BTU gas, with condensate yields as much as 500 barrels of condensate/Mmcf and an estimated weighted average of approximately 115 barrels of condensate/Mmcf.

2011 Operational Preview

Petrohawk’s $1.9 billion drilling and completion budget for 2011 emphasizes a shift in capital spending based on market conditions, opportunities to accelerate certain areas of the Company’s Eagle Ford Shale position, and the desire to reduce capital allocated to pure natural gas drilling once the Haynesville Shale lease capture period is effectively completed in mid-year. Capital allocated to the Eagle Ford Shale in 2011 is approximately two and a half times the amount budgeted in 2010. Year-over-year production from the Eagle Ford Shale is expected to increase nearly threefold from approximately 67 Mmcfe/d to approximately 175 Mmcfe/d, of which half is expected to be condensate and natural gas liquids. Capital allocated to the Haynesville Shale is expected to decrease by approximately 35% from 2010 levels, but it should still generate approximately 45% year over year growth. The combined result of the 2011 capital program is expected to generate year-over-year production growth of approximately 30-40%.

Petrohawk Conference Call and Webcast

Petrohawk will host a conference call today, Tuesday, November 2, 2010 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss third quarter 2010 financial and operating results. To access, dial 888-263-2919 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 5621024. International callers may also participate by dialing 913-312-1433. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 9, 2010. To access the replay, please dial 888-203-1112 and reference conference ID 5621024. International callers may listen to a playback by dialing 719-457-0820. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in the Haynesville Shale of North Louisiana, the Fayetteville Shale of Central Arkansas and the Eagle Ford Shale of South Texas.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; risks associated with the timing and proceeds of potential divestitures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses, especially costs and expenses related to pressure pumping services; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; changes in capital expenditures related to non-operated wells, health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating revenues:
Oil and natural gas	$280,328	$166,683	$820,753	$492,214
Marketing	122,981	63,155	360,438	216,165
Midstream	5,873	8,100	21,810	20,314

Total operating revenues	409,182	237,938	1,203,001	728,693

Operating expenses:
Marketing	139,053	66,586	392,984	211,722
Production:
Lease operating	15,794	20,788	49,573	55,903
Workover and other	2,758	865	6,707	1,793
Taxes other than income	(3,185)	15,204	14,849	39,921
Gathering, transportation and other:
Oil and natural gas	46,641	17,672	99,219	52,401
Midstream	3,405	5,071	15,077	13,469
General and administrative:
General and administrative	33,784	20,405	98,936	57,419
Stock-based compensation	6,641	4,145	17,038	10,762
Depletion, depreciation and amortization	107,812	91,692	315,061	290,383
Full cost ceiling impairment	—	—	—	1,732,486

Total operating expenses	352,703	242,428	1,009,444	2,466,259

Amortization of deferred gain	59,472	—	123,839	—

Income (loss) from operations	115,951	(4,490)	317,396	(1,737,566)

Other income (expenses):
Net gain (loss) on derivative contracts	147,892	(1,568)	345,970	196,360
Interest expense and other	(110,714)	(58,981)	(235,093)	(170,929)
Equity investment income	8,572	—	10,619	—

Total other income (expenses)	45,750	(60,549)	121,496	25,431

Income (loss) before income taxes	161,701	(65,039)	438,892	(1,712,135)
Income tax (provision) benefit	(63,020)	24,862	(170,581)	650,201

Net income (loss)	$98,681	$(40,177)	$268,311	$(1,061,934)

Net income (loss) per share:
Basic	$0.33	$(0.14)	$0.89	$(3.88)

Diluted	$0.33	$(0.14)	$0.89	$(3.88)

Weighted average shares outstanding:
Basic	300,543	287,913	300,377	273,477

Diluted	301,941	287,913	302,541	273,477

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30, 2010	December 31, 2009
Assets:
Current assets	$646,465	$385,650
Net oil and natural gas properties	5,127,420	4,167,733
Restricted cash	42,922	213,704
Equity investment	206,485	—
Other noncurrent assets	1,678,203	1,894,984

Total assets	$7,701,495	$6,662,071

Liabilities and stockholders’ equity:
Current liabilities	$862,582	$698,832
Long-term debt	2,593,062	2,592,544
Other noncurrent liabilities	630,274	47,023
Stockholders' equity	3,615,577	3,323,672

Total liabilities and stockholders’ equity	$7,701,495	$6,662,071

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$98,681	$(40,177)	$268,311	$(1,061,934)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	107,812	91,692	315,061	290,383
Full cost ceiling impairment	—	—	—	1,732,486
Income tax provision (benefit)	63,020	(24,862)	170,581	(650,201)
Stock-based compensation	6,641	4,145	17,038	10,762
Net unrealized (gain) loss on derivative contracts	(87,557)	115,171	(190,228)	96,752
Amortization of deferred gain	(59,472)	—	(123,839)	—
Equity investment income	(8,572)	—	(10,619)	—
Distributions from equity affiliate	8,954	—	13,190	—
Other operating	58,341	6,466	75,098	15,926

Cash flow from operations before changes in working capital	187,848	152,435	534,593	434,174
Changes in working capital	(144,961)	(3,801)	(172,180)	40,576

Net cash provided by operating activities	42,887	148,634	362,413	474,750

Cash flows from investing activities:
Oil and natural gas capital expenditures	(525,419)	(416,290)	(1,731,707)	(1,164,392)
Proceeds received from sale of oil and natural gas properties	122,223	724	613,317	724
Proceeds received from sale of Haynesville gas gathering systems	—	—	921,408	—
Marketable securities purchased	(112,999)	(519,509)	(1,091,005)	(1,282,601)
Marketable securities redeemed	394,005	386,501	1,091,005	1,255,582
Increase in restricted cash	(123,204)	—	(198,209)	—
Decrease in restricted cash	137,468	—	368,991	—
Other operating property and equipment capital expenditures	(38,297)	(79,971)	(212,137)	(225,322)
Other intangible assets acquired	—	(105,108)	—	(105,108)
Contributions to equity affiliate	(10,974)	—	(10,974)	—
Other	—	37,600	—	37,600

Net cash used in investing activities	(157,197)	(696,053)	(249,311)	(1,483,517)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	545	711	1,821	2,667
Proceeds from issuance of common stock	—	571,500	—	956,500
Offering costs	—	(21,696)	—	(30,727)
Proceeds from borrowings	1,242,000	303,000	2,184,000	937,674
Repayment of borrowings	(1,109,108)	(307,354)	(2,274,888)	(849,513)
Debt issuance costs	(17,002)	212	(17,706)	(13,025)
Other	(115)	—	(3,688)	—

Net cash provided by (used in) financing activities	116,320	546,373	(110,461)	1,003,576

Net increase (decrease) in cash	2,010	(1,046)	2,641	(5,191)

Cash at beginning of period	2,142	2,738	1,511	6,883

Cash at end of period	$4,152	$1,692	$4,152	$1,692

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit, per share and per mcfe amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Production:
Natural gas - Mmcf	60,128	44,376	169,397	119,376
Crude oil - MBbl	290	383	756	1,204
Natural gas liquids - MBbl	186	79	373	258
Natural gas equivalent - Mmcfe	62,984	47,148	176,171	128,150
Daily production - Mmcfe	685	512	645	469

Average price per unit:
Realized crude oil price - as reported	$72.96	$64.64	$74.17	$51.82
Realized impact of derivatives	2.19	1.57	0.76	3.38

Net realized crude oil price (Bbl)	$75.15	$66.21	$74.93	$55.20

Realized natural gas price - as reported	$4.20	$3.13	$4.43	$3.53
Realized impact of derivatives	0.99	2.43	0.92	2.37

Net realized natural gas price (Mcf)	$5.19	$5.56	$5.35	$5.90

Realized natural gas liquids price - as reported	$34.97	$30.98	$35.66	$27.04
Realized impact of derivatives	(0.22)	—	(0.11)	—

Net realized natural gas liquids price (Bbl)	$34.75	$30.98	$35.55	$27.04

Cash flow from operations (1)	187,848	152,435	534,593	434,174
Cash flow from operations - per share (diluted)	0.62	0.52	1.77	1.57

Average cost per Mcfe:
Production:
Lease operating	0.25	0.44	0.28	0.44
Workover and other	0.04	0.02	0.04	0.01
Taxes other than income	(0.05)	0.32	0.08	0.31
Gathering, transportation and other:
Oil and natural gas	0.74	0.37	0.56	0.41
Midstream	0.05	0.11	0.09	0.10
General and administrative:
General and administrative	0.54	0.43	0.56	0.45
Stock-based compensation	0.11	0.09	0.10	0.08
Depletion	1.65	1.85	1.72	2.18

(1)

Represents cash flow from operations before changes in working capital. See the Condensed Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Unrealized (gain) loss on derivative contracts:(1)
Natural gas	$(102,281)	$112,861	$(182,871)	$88,177
Crude oil	14,437	30	(7,644)	8,575
Natural gas liquids	287	—	287	—
Interest	—	2,280	—	—

Total mark-to-market noncash charge	(87,557)	115,171	(190,228)	96,752
Full cost ceiling impairment	—	—	—	1,732,486
Amortization of deferred gain	(59,472)	—	(123,839)	—
Expense of deferred financing costs(2)	3,361	—	3,361	911
Loss on early extinguishment of debt(3)	47,084	—	47,084	—

Total selected items, before tax	(96,584)	115,171	(263,622)	1,830,149
Income tax effect of selected items	37,765	(43,788)	102,575	(695,823)

Selected items, net of tax	(58,819)	71,383	(161,047)	1,134,326
Net income (loss), as reported	98,681	(40,177)	268,311	(1,061,934)

Net income, excluding selected items	$39,862	$31,206	$107,264	$72,392

Basic net income (loss) per share, as reported	$0.33	$(0.14)	$0.89	$(3.88)
Impact of selected items	(0.20)	0.25	(0.54)	4.15

Basic net income per share, excluding selected items	$0.13	$0.11	$0.35	$0.27

Diluted net income (loss) per share, as reported	$0.33	$(0.14)	$0.89	$(3.88)
Impact of selected items	(0.20)	0.25	(0.54)	4.11

Diluted net income per share, excluding selected items	$0.13	$0.11	$0.35	$0.23

(1)	Represents the unrealized (gain) loss associated with the mark-to-market valuation of outstanding derivative positions at September 30, 2010 and 2009.
(2)	Represents charges related to the write-off of debt issuance costs in conjunction with a decrease in the Company’s borrowing base under its senior revolving credit facility.
(3)

Represents charges related to the write-off of debt issuance costs, discounts and premiums in conjunction with the redemption of the Company’s 9.125% Senior Notes due July 15, 2013. Also represents the premiums paid to noteholders for early redemption of the 9.125% Senior Notes.